Exhibit 99.1

EXECUTIVE COMPENSATION

On November 20, 2020, the Company amended its certificate of incorporation in order to give effect to a reverse stock split of its common stock, applicable to its issued and outstanding shares of common shares and shares of common treasury stock, at a ratio of one-for-fifteen (1:15). Share and per share information (amounts and prices) set forth in the description of executive compensation below for periods prior to November 20, 2020 have been adjusted to give retroactive effect to this reverse stock split.

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2020 and 2019 earned by or awarded to (i) each individual who served as the Company’s principal executive officer at any time during fiscal 2020, (ii) the Company’s two most highly compensated executive officers who were serving as executive officers at the end of fiscal 2020 and who received compensation in excess of $100,000, and (iii) up to two additional individuals for whom disclosure would have been required under (ii) above but for the fact that the individual was not serving as an executive officers of the Company at the end of 2020. These individuals are referred to as our “named executives.”

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)		Option Awards (1)	Non-Equity Incentive Plan Compensation		All Other Compensation (2)	Total
Ian E. Dickinson(3)	2020	$148,735	$100,000	$15,000	(3)	$-		$-	$24,854	$288,589
Former CEO and President	2019	$285,000	$142,500	$138,732	(3)	$71,679	$		$23,985	$661,896

Marjorie Hargrave (4)	2020	$237,327	$-	$-		$-		$-	$12,420	$249,747
Chief Financial Officer	2019	$92,462	$-	$155,100		$-		$-	$4,643	$252,205

(1) Stock awards reflect the grant date fair of the stock awards and option awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The assumptions and methodologies used in the calculations of these amounts are set forth in Note 10 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our executive officers is generally recognized over the vesting periods applicable to the awards. The SEC disclosure rules require that we present stock award amounts in the applicable row of the table above using the entire grant date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest).

(2) Represents: (i) health, life, dental and vision insurance premiums; and (ii) matching contributions to the Company’s 401(k) plan incurred on behalf of Mr. Dickinson and Ms. Hargrave.

(3) Mr. Dickinson resigned on May 29, 2020. In connection with Mr. Dickinson’s severance agreement dated May 29, 2020, Mr. Dickinson was granted 6,667 shares of unrestricted stock which was valued on May 29, 2020 at $2.25 per share. Additionally, Mr. Dickinson held options to purchase 80,000 shares of the Company’s common stock which, under the terms of his severance agreement, were exercisable until November 29, 2020. These options were not exercised and expired.

(4) Ms. Hargrave was appointed our Chief Financial Officer on July 24, 2019 and was promoted to the dual role of Chief Financial Officer and President on October 3, 2020.

(5) On June 1, 2020 Richard A. Murphy, the Chairman of the Board of Enservco, became the Executive Chairman of the Company. He received 1099 Compensation of $30,771 in 2020 and $1,677 as a W-2 employee totaling $32,694.

Narrative Disclosure to Summary Compensation Table

Compensation Committee. The Board established the Compensation Committee in November, 2017. The Board has appointed Messrs. Jolly and Herlin to the Compensation Committee, each of whom the Board has determined is independent pursuant to the independence tests under the NYSE American Company Guide. The Compensation Committee reviews and approves the terms and structure of the compensation of the Company’s executive officers.

The Company considers various factors when evaluating and determining the compensation terms and structure of its executive officers, including the following:

1.     The executive's leadership and operational performance and potential to enhance long-term value to the Company's stockholders;

2.     The Company's financial resources, results of operations, and financial projections;

3.     Performance compared to the financial, operational, and strategic goals established for the Company;

4.     The nature, scope, and level of the executive's responsibilities;

5.     Competitive market compensation paid by other companies for similar positions, experience, and performance levels; and

6.     The executive's current salary, the appropriate balance between incentives for long-term and short-term performance.

Company management is responsible for reviewing the base salary, annual bonus and long-term compensation levels for other Company employees, and the Company expects this practice to continue going forward. The entire Board remains responsible for significant changes to, or adoption, of new employee benefit plans.

The Company believes that the compensation environment for qualified professionals in the industry in which we operate is competitive. In order to compete in this environment, the compensation of our executive officers is primarily comprised of the following four components:

■     Base salary;

■     Annual short-term incentive plan compensation (cash bonus awards);

■     Long-term incentive compensation (equity awards); and

■     Other employment benefits.

Base Salary

Base salary, paid in cash, is the first element of compensation to our officers. In determining base salaries for our key executive officers, the Company aims to set base salaries at a level we believe enables us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. The Board believes that base salary should be relatively stable over time, providing the executive a dependable, minimum level of compensation, which is approximately equivalent to compensation that may be paid by competitors for persons of similar abilities. The Board believes that base salaries for our executive officers are appropriate for persons serving as executive officers of public companies similar in size and complexity similar to the Company.

The Company’s named executive officers have received base salaries in accordance with the terms of their respective employment agreements (which are described below).

Cash Bonuses

Historically, discretionary cash bonuses were another element of our compensation plan. These discretionary cash bonuses provided executive officers and other employees with the potential to receive a portion of their annual cash compensation as a cash bonus in order to encourage performance to achieve key corporate objectives and to be competitive from a total remuneration standpoint. We did not establish a set formula for determining or awarding discretionary cash bonuses to our other executives or employees. In determining whether to award bonuses and the amount of any bonuses, we have taken and expect to continue to take into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package, as well as the Company’s overall performance including cash flow and other operational factors.

In 2018, we adopted the 2018 Short Term Incentive Plan (“2018 STIP”) in order to motivate and reward our named executive officers for meeting or exceeding corporate performance goals. Under the 2018 STIP, the Compensation Committee set target opportunities of 100% of base salary for our CEO, and 70% of base salary for our CFO and COO. The Compensation Committee also determined that 60% of the total cash incentive bonus for each named executive officer should be based on the Company’s attainment of a threshold ratio of EBITDA to debt, 20% should be based on the Company’s achievement of certain safety goals, and 20% should be discretionary at the discretion of the Compensation Committee, in each case subject to the Compensation Committee’s further adjustment in order to realign with corporate goals.

In reviewing the performance of the Company for 2020, the Compensation Committee determined that cash bonus awards would not be paid out for 2020. This determination was based on the Compensation Committee’s evaluation of corporate objectives during 2020.

Equity-Based Compensation

Each of the Company’s executive officers are eligible to be granted awards under the Company’s equity compensation plans. The Company believes that equity-based compensation helps align management and executives’ interests with the interests of our stockholders. Our equity incentives are also intended to reward the attainment of long-term corporate objectives by our executives. We also believe that grants of equity-based compensation are necessary to enable us to be competitive from a total remuneration standpoint. At the present time, we have one active equity incentive plan for our management and employees, the 2016 Stock Incentive Plan (the "2016 Plan"), and one dormant equity incentive plan for our management and employees, the 2010 Stock Incentive Plan (the "2010 Plan"), pursuant to which there are still outstanding awards.

Historically, in determining whether to grant awards and the amount of any awards, the Company took into consideration discretionary factors such as the individual’s current and expected future performance, level of responsibilities, retention considerations, and the total compensation package. In 2018, the Company adopted the Long-Term Incentive Plan (“LTIP”), which is intended to balance the short-term orientation of other compensation elements, further align management and shareholder interests, focus named executive officers on achievement of long-term results, and retain executive talent. The Company’s named executive officers and senior managers have been eligible to receive awards under the LTIP. All awards granted under the LTIP have been made pursuant to the 2016 Plan.  Awards granted during 2019 under the LTIP contain the following terms: (i) 60% shall vest upon the Common Stock achieving a 90-day moving average price of at least $27.75 per share and (ii) 40% shall vest upon the Company achieving a ratio of trailing twelve-month debt to EBITDA ratio of 1.50 to 1.0. No awards were granted during 2020 under the LTIP.

The Company has granted to named executive officers as described below under the captions “Employment Agreements” and “Grants and Forfeitures of Equity Awards,” and as reflected in the table entitled “Outstanding Equity Awards at Fiscal Year-End.”

Grants and Forfeitures of Equity Awards

The Compensation Committee granted restricted stock awards to Mr. Dickinson and Ms. Hargrave in fiscal year 2019 under the 2016 Plan.

Mr. Dickinson: On June 14, 2018 and June 19, 2019, the Company’s Compensation Committee  granted Mr. Dickinson 15,000 and 38,000 shares of restricted stock, respectively. In connection with Mr. Dickinson’s severance agreement dated May 29, 2020, Mr. Dickinson was granted 6,667 shares of unrestricted stock and the 53,000 shares of restricted stock previously granted to him were converted to unrestricted. Both were granted at $0.15 totaling $119,250 of compensation.

In conjunction with her employment agreement, on July 23, 2019 Ms. Hargrave was granted 22,000 shares of restricted stock.

Other Compensation/Benefits

Another element of the overall compensation is through providing our executive officers various employment benefits, such as the payment of health and life insurance premiums on behalf of the executive officers. Our executive officers are also eligible to participate in our 401(k) plan on the same basis as other employees and the Company historically has made matching contributions to the 401(k) plan, including for the benefit of our executive officers. In April, 2020, the Company ceased all matching to all employees including officers of its 401k plan.

Discretionary Bonuses

As indicated above, during 2019, the Board did not award any discretionary bonuses to the named executive officers. No 2020 discretionary bonuses have been awarded to the named executive officers.

Employment Agreements

Marjorie Hargrave - Ms. Hargrave is the President and Chief Financial Officer of the Company. Ms. Hargrave’s employment with the Company is governed by an employment agreement dated July 24, 2019 (the "Hargrave Employment Agreement"). The Hargrave Employment Agreement provided for an initial term of one year, and renews for additional one-year terms unless the Company provides Ms. Hargrave with a notice of non-renewal at least 60 days prior to the then-current term. Pursuant to the Hargrave Employment Agreement, Ms. Hargrave received an annual base salary of $230,000 through December 31, 2020. Effective January 1, 2021, Ms. Hargrave’s annual base salary was increased to $250,000. In addition, Ms. Hargrave is eligible each year to receive a discretionary bonus in addition to her base salary, which will be awarded in such amounts as the Board will determine, and is eligible to receive long-term equity incentive awards. In connection with entering into the Hargrave Employment Agreement, on July 24, 2019, Ms. Hargrave was granted 22,000 restricted shares of common stock (the “Restricted Shares”), half of which are time-vested, and half of which are performance-vested. The time-vested Restricted Shares vest in one-third installments on each of January 23, 2020, January 23, 2021, and January 23, 2022, provided that Ms. Hargrave continues to be employed by the Company on those dates. The performance-vested Restricted Shares are subject to two performance metrics: (i) 6,600 Restricted Shares will vest upon the Company achieving a 90-day moving average stock price of at least $27.75 per common share, adjusted for stock splits, and (ii) 4,400 Restricted Shares will vest upon the Company achieving a ratio of Trailing Twelve Month EBITDA to Consolidated Debt of 1.0 to 1.5, in each case subject to Ms. Hargrave’s continued employment with the Company.

Under the Hargrave Employment Agreement, if the Company terminates Ms. Hargrave’s employment without cause, or Ms. Hargrave’s employment is terminated as a result of her disability or death, Ms. Hargrave will be entitled to receive severance compensation in an amount equal to six months of her then current base salary, plus bonus severance equal to the greater of her most recent discretionary bonus or three months of her then current base salary, each to be paid in a lump sum with five business days following termination. In addition,  Ms. Hargrave will be entitled to receive the same or similar health care benefits as provided to her at the time of termination for six months from the date of termination, and all non-vested equity awards held by Ms. Hargrave will immediately vest and any stock options which are the subject of such awards will be exercisable for a period of three months following such termination in accordance with the applicable Company equity incentive plan under which such options were granted.

Upon a change of control event, as defined in the Hargrave Employment Agreement, all non-vested equity awards held by Ms. Hargrave will immediately vest and any stock options which are the subject of such awards will be exercisable for the longer of three months following the change of control event or the period set forth for the exercise of any such stock options held by any employee in the agreement accomplishing the change of control event. If, within twelve months following a change of control event, Ms. Hargrave’s employment is terminated by the Company or she resigns after receiving notice that the Hargrave employment Agreement will not be renewed,   Ms. Hargrave will be entitled to receive six months of her then current base salary, plus 100% of the target amount of any discretionary bonus that she is eligible to earn in the year of termination, to be paid a lump sum within five days following the date of termination, and she will be entitled to six months of continued health care benefits.

The Hargrave Employment Agreement also contains other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions.

Ian E. Dickinson – Mr. Dickinson was formerly the Chief Executive Officer and President of the Company until his resignation on May 29, 2020. Mr. Dickinson’s employment with the Company was governed by an employment agreement effective May 9, 2017 (the “Dickinson Employment Agreement”). Pursuant to the Dickinson Employment Agreement, Mr. Dickinson received an annual base salary of $285,000 and was eligible each year to receive a discretionary bonus in addition to his base salary. Mr. Dickinson was also granted stock options to purchase 80,000 shares of the Company’s common stock. The exercise price of the stock options was $4.50 per share. The stock options vested in three installments, on May 9, 2017, May 9, 2018 and May 9, 2019. The Dickinson Employment Agreement provided for severance compensation if Mr. Dickinson was terminated without cause or upon a change of control. The Dickinson Employment Agreement also contained other standard provisions contained in agreements of this nature, including confidentiality and non-competition provisions as well as eligibility for discretionary bonuses and long-term incentive awards.

In connection with his resignation, the Company entered into an Executive Severance Agreement with Mr. Dickinson (the “Severance Agreement”) effective May 29, 2020 (the “Separation Date”), which provided Mr. Dickinson with certain modified severance compensation and benefits in lieu of and in settlement of the compensation and benefits contemplated by the Dickinson Employment Agreement. Pursuant to the terms of the Severance Agreement, (i) Mr. Dickinson’s vested options representing 80,000 shares of the Company’s common stock remained exercisable for 180 days following the Separation Date, (ii) all unvested shares under Mr. Dickinson’s restricted stock award agreements vested in full on the Separation Date (a portion of which were forfeited to pay withholding tax), (iii) Mr. Dickinson was awarded 6,667 shares of restricted stock under the Company’s incentive plan that vested 100% on the Separation Date (a portion of which were forfeited to pay withholding tax), (iv) Mr. Dickinson was paid $100,000 (less applicable employment tax withholding) as a severance payment, and (v) the Company agreed to provide Mr. Dickinson with the same or similar health care benefits as provided to Mr. Dickinson as of the Separate Date for twelve months following the Separation Date. The Severance Agreement contains other standard provisions contained in agreements of this nature including restrictive covenants concerning confidentiality, non-competition, non-solicitation and non-disparagement, and a general release of claims Mr. Dickinson may have against the Company, its directors, officers and associated persons.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each named executive officer at December 31, 2020 .

	Number of Shares or Units		Market Value of Shares or Units		Equity Incentive Plan Awards: Number of Unearned Shares, Units or		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
	of Stock That		of Stock That		Other Rights That		Units or Other Rights
Name	Have Not Vested		Have Not Vested		Have Not Vested		That Have Not Vested
Marjorie Hargrave	7,333	(1)	$13,567	(3)	-		-
	-		-		11,000	(2)	$77,550	(3)

(1)	Represents restricted stock awards issued effective July 24, 2019 that vest ratably over a three-year period on January 23, 2020, 2021, and 2022.

(2)	Represents performance-based restricted stock awards issued effective July 24, 2019 that have not yet been earned.

(3)	Market value calculations based on the Company’s closing stock price of $1.87 on December 31, 2020, the last trading day during the year ended December 31, 2020.

COMPENSATION OF DIRECTORS

For Board service during 2020, each member of the Board earned a quarterly director fee of $5,000. Directors who are members of the Board's Audit Committee earned an additional fee of $1,000 per quarter. As chair of the Audit Committee, Mr. Herlin earned an additional fee of $3,000 per quarter. As chair of the compensation committee, Mr. Jolly earned an additional $3,000 per quarter. As Chairman of the Board, Mr. Murphy earned an extra $4,000 per quarter. All Board fees were paid in shares of our common stock in January 2021, the number of which was calculated using the closing price of our common stock on December 31, 2020.

The table below reflects compensation earned by the non-employee members of the Board during the year ended December 31, 2020:

	Fees
	Earned	Stock	All Other
	Paid in	Awards	Compensation
Director	Common Stock	($) (1) (2)	Awards	Total

Christopher D. Haymons (3)	$-	$21,000	$-	$21,000

Keith J. Behrens (4)	$-	$21,000	$-	$21,000

Richard A. Murphy	$-	$44,000	$-	$44,000

William A. Jolly	$-	$44,000	$-	$44,000

Robert S. Herlin	$-	$44,000	$-	$44,000

(1)

For the full year ended 2020, all Board fees earned were paid in common stock of the Company. The number of shares issued to directors was calculated using the closing price on December 31, 2020, which was$1.87. Messrs. Haymons and Behrens each received 11,230 shares of for their services for the 2020 year. Messrs. Murphy, Jolly and Herlin each received 23,529 shares for their services for the 2020 year.

(2)

Amounts represent the grant date fair value of stock awards and options awards granted to the directors based on provisions of ASC 718-10, Stock Compensation. See Note 10 to the consolidated financial statements included in Part III, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2019, which was filed on March 20, 2020, for discussion regarding assumptions used to calculate fair value under the Black-Scholes–Merton valuation model.

(3)	Mr. Haymons resigned from the Board on October 3, 2020.

(4)	Mr. Behrens resigned from the Board on October 3, 2020

The Company amended its Board compensation policy effective January 1, 2021. Under the new policy, each member of the Board will be entitled to receive a $5,000 quarterly director fee.  In addition, the Chairman of the Board and the Chair of each Board committee will receive a $2,500 quarterly fee, and director will receive a $1,000 attendance fee for each special board meeting and committee meeting for , $1,000 for attending each special Board meeting and each Board committee meeting.  The foregoing director fees will be paid in cash. Additionally, on January 1 of each year, the Company will grant each Board member number of shares of restricted stock of the Company having a value equal to $30,000, calculated based on the closing price of the Company’s common stock on the business day prior to the grant date. Such restricted stock ill vest upon the earliest of the one year anniversary of the grant date, or the date of the first annual meeting following the grant date, or the date on which a director resigns following a change in control of the Company.